Exhibit 5.1

March 7, 2006

Board of Directors
Weight Watchers International, Inc.
175 Crossways Park West
Woodbury, New York 11797-2055

Weight Watchers International, Inc.
Registration Statement on Form S-3 (File No. 333-127819)

Ladies and Gentlemen:

        We have acted as special Virginia counsel for Weight Watchers International, Inc., a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 333-127819), initially filed by the Company with the Securities and Exchange Commission (the "Commission") on August 24, 2005 (as amended, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the sale by Artal Holdings Sp. z o.o and Artal Participations & Management S.A. (the "Selling Shareholders"), in an underwritten public offering of 11,500,000 shares (including 1,500,000 shares subject to the underwriters' over-allotment option) of the Company's common stock, no par value (the "Common Stock"), together with an equal number of rights (initially attached to, and evidenced by certificates for, the Common Stock) to purchase Series B Preferred Stock, no par value, of the Company (the "Rights" and, collectively with the Common Stock, the "Shares").

        This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

        In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of the Selling Shareholders and public officials as we have deemed necessary.

        For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

Board of Directors
Weight Watchers International, Inc.
March 7, 2006

        We are members of the Virginia state bar and do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

        Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours, /s/ HUNTON & WILLIAMS LLP